FOR IMMEDIATE RELEASE

JMG EXPLORATION, INC. ANNOUNCES EXTENSION OF WARRANTS

(All amounts are in U.S. dollars)

Calgary, Alberta – Tuesday, December 5, 2006 – JMG Exploration, Inc., (“JMG” or the “Company”) (NYSE ARCA: JMG, JMG+) today announced that it has extended the term of its outstanding warrants for one year through January 15, 2008. Previously the warrants were set to expire on January 15, 2007. The extension applies to all three of the currently outstanding series of warrants: Series A Warrants which have an exercise price of $6.00 and Series B warrants which have an exercise price of $4.25, both of which were issued in JMG’s pre-IPO private placement, and the warrants having an exercise price of $5.00 issued in units with common shares in the Company’s initial public offering. All three of the currently outstanding series of warrants are exercisable into one share of JMG common stock.

JMG’s Chief Executive Officer, Joe Skeehan, stated, “With the recently announced termination of the share exchange with JED Oil Inc. (AMEX: JDO) and current search for alternative transactions to enhance shareholder value, the directors believed that it is in the best interests of both the Company and its stakeholders to extend the term of the outstanding warrants.”

JMG Exploration, Inc., which was incorporated under the laws of the State of Nevada on July 16, 2004, explores for oil and natural gas in the United States and Canada.

Company Contacts:	or	Investor Relations Counsel
JMG Exploration, Inc.		The Equity Group Inc.
Reg Greenslade, Chairman		Linda Latman (212) 836-9609
(403) 213-2507		Lena Cati (212) 836-9611
Joseph Skeehan, CEO & President		www.theequitygroup.com